Exhibit 99.3

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

On January 5, 2005, JAMDAT Mobile Inc. (“JAMDAT” or the “Company”), acquired all of the membership interest of Downtown Wireless, LLC., a California limited liability company (“Downtown”).   Downtown is a publisher of wireless entertainment applications, primarily games, for mobile phones. The purchase price was comprised of $5,626,000 in cash and 34,800 shares of the Company’s Common Stock, which is equal to approximately $700,000 based on the closing sales price per share of the Company’s Common Stock on the NASDAQ National Market on January 5, 2005.  The number of shares was computed pursuant to the terms of the purchase agreement by dividing $700,000 by the average of the closing sales price per share of the Company’s Common Stock on the NASDAQ National Market for the three trading days prior to the closing of the acquisition.  The Company also incurred approximately $140,000 of direct transaction costs related to the acquisition. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimated fair value of the tangible assets acquired and liabilities assumed approximated the historical cost basis and the purchase price allocation included goodwill of approximately $795,000, amortizable intangible assets of $4,250,000 and immediately expensed acquired in-process research and development of $250,000.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 gives effect to the acquisition of Downtown as if it had occurred on September 30, 2004 and combines the historical balance sheet of the Company as of September 30, 2004 with the historical balance sheet of Downtown as of September 30, 2004 prior to the acquisition by the Company with pro forma adjustments to reflect the acquisition as if the consummation had occured on September 30, 2004.

The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 and the year ended December 31, 2003 give effect to the acquisition of Downtown as if it had occurred on January 1, 2003 and combines the historical consolidated statement of operations of the Company for the nine months ended September 30, 2004 and the year ended December 31, 2003 with the historical statements of operations of Downtown for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, prior to the acquisition by the Company.  The pro forma statement of operations for the year ended December 31, 2003 also combines the results of Jeux Hexacto Inc. (“Hexacto”) acquired on July 3, 2003 for the period prior to the acquisition and related pro forma effects of the Hexacto acquisition.  The pro forma adjustments give effect to the recurring purchase accounting adjustments and represent a preliminary determination of the purchase price allocation based on available information as of the date of this filing.  The Company’s historical consolidated financial statements as of September 30, 2004 and the nine months then ended can be found in the Company’s Form 10-Q filed on November 15, 2004.  The Company’s and Hexacto historical consolidated statements of operations for the year ended December 31, 2003 can be found in the Company’s Form S-1 effective on September 28, 2004.  The historical financial statements for Downtown as of September 30, 2004 and the nine months ended are included in this 8-K/A filing.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results that would have occurred if the acquisitions had occurred as of the dates indicated and should not be construed as being representative of future operating results or financial position.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2004

(Amounts in thousands)

	JAMDAT	Downtown	Pro Forma Adjustments		Pro Forma Condensed Consolidated
	(Historical)	(Historical)
Assets
Current Assets
Cash	$5,870	$20	$(5,153	)(1)	$737
Restricted cash	11	—	—		11
Accounts receivable	10,115	759	—		10,874
Prepaid expenses and other current assets	1,157	—	—		1,157
Prepaid royalty	1,128	—	—		1,128
Total current assets	18,281	779	(5,153)		13,907
Property and equipment, net	1,983	2	(2	)(2)	1,983
Goodwill	3,887	—	795	(3)	4,682
Intangible assets, net	298	—	4,250	(3)	4,548
Other non-current assets	2,204	—	—		2,204
Total assets	$26,653	$781	$(110)		$27,324
Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit
Current Liabilities
Accounts payable	$2,107	$30	$46	(4)	$2,183
Accrued expenses and other liabilities	2,704	116	24	(5)	2,844
Deferred revenue	48	—	—		48
Current portion of notes payable	81	195	(190	)(6)	86
Total current liabilities	4,940	341	(120)		5,161
Notes payable, net of current portion	5	—	—		5
Total liabilities	4,945	341	(120)		5,166

Convertible redeemable preferred stock	32,608	—	—		32,608
Total stockholders’ equity (deficit)	(10,900)	440	10	(7)	(10,450)
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit.	$26,653	$781	$(110)		$27,324

See the accompanying notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(Amounts in thousands)

                The unaudited pro forma condensed consolidated financial information reflects the estimated purchase price of approximately $6.0 million for Downtown.  The estimated total purchase price for the acquisition is as follows (In thousands):

Cash purchase price	$5,626
Cash adjustment for receivable	(417)
Estimated fair value of stock issued	700
Estimated direct acquisition costs	140
Total estimated purchase price	$6,049

                Under the purchase method of accounting, the total estimated purchase price is allocated to Downtown’s net tangible and intangible assets based on their estimated fair value as of the date of the completion of the acquisition.  Based on the estimated purchase price and purchase price allocation, the preliminary purchase price allocation is as follows (In thousands):

Tangible assets acquired, net	$754
Amortizable intangible assets:
Existing technology	2,600
Customer relationships	1,500
Other intangibles	150
Goodwill	795
Total assets acquired	5,799

In-process research and development	250
$6,049

Pro forma adjustments giving effect to the acquisition of Downtown as if the acquisition had occurred as of September 30, 2004 for the pro forma balance sheet are as follows (In thousands):

(1)          To reflect cash purchase price consideration of $5,209 paid by the Company, of which $76 was paid subsequent to the closing date, and is included in trade payables, and $20 cash not transferred to JAMDAT upon purchase of Downtown.

(2)          To reflect property and equipment not transferred to JAMDAT upon purchase of Downtown.

(3)          To reflect goodwill and identifiable amortizable assets created as a result of the acquisition of Downtown:

Gross Balance
Existing technology	$2,600
Customer relationships	1,500
Other identifiable intangibles	150
Total identifiable intangibles	4,250
Goodwill	795
$5,045

(4)          To reflect $76 in cash consideration paid subsequent to the closing date and accounts payable paid off by Downtown prior to close of the acquisition.

(5)          To reflect the pay off of accrued royalties by Downtown prior to close of the acquisition and accrual of the estimated direct transaction costs related to the acquisition.

(6)          To reflect the pay off of notes payable by Downtown prior to close of the acquisition.  One note holder of $5 chose to keep his note and the rights to future royalty streams equal to 2.5% of all subsequent revenue generated from Downtown Slots.

(7)          To reflect the issuance of stock purchase price consideration of $700, elimination of Downtown historical equity, and the effect of immediately expensing acquired in-process research and development of $250.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2004

(Amounts in thousands, except share and per share data)

	JAMDAT	Downtown	Pro Forma Adjustments		Pro Forma Condensed Consolidated
	(Historical)	(Historical)
Revenues	$24,982	$882	$—		$25,864
Cost of Revenues	4,278	116	649	(1)	5,043
Gross profit	20,704	766	(649)		20,821
Operating Expenses:
Research and development	8,534	172	—		8,706
Selling and marketing	3,605	—	—		3,605
General and administrative	4,958	41	—		4,999
Acquired in process research and development	—	—	—	(2)	—
Stock-based compensation	2,483	—	—		2,483
Total operating expenses	19,580	213	—		19,793
Income from operations	1,124	553	(649)		1,028
Interest and other income (expense), net	45	(17)	—		28

Net income	$1,169	$536	$(649)		$1,056
Basic net income per common share	$0.34				$0.30
Diluted net income per common share	$0.24				$0.21
Weighted average shares used in computing basic net income per common share:	3,450,322		34,800	(3)	3,485,122
Weighted average shares used in computing diluted net income per common share:	4,893,277		34,800	(3)	4,928,077

See the accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2003

(Amounts in thousands, except share and per share data)

	JAMDAT	Jeux Hexacto Inc. January 1, 2003 through July 2, 2003	Downtown	Pro Forma Adjustments		Pro Forma Condensed Consolidated
	(Historical)	(Pro forma)	(Historical)
Revenues	$13,470	$739	$—	$—		$14,209
Cost of Revenues	1,998	197	—	865	(1)	3,060
Gross profit	11,472	542	—	(865)		11,149
Operating Expenses:
Research and development	7,338	297	92	—		7,727
Selling and marketing	3,245	145	—	—		3,390
General and administrative	3,889	449	—	—		4,338
Acquired in process research and development	103	—	—	—	(2)	103
Stock-based compensation	4,030	528	—	—		4,558
Total operating expenses	18,605	1,419	92	—		20,116
Loss from operations	(7,133)	(877)	(92)	(865)		(8,967)
Interest and other income (expense), net	77	(176)	(5)	—		(104)
Net loss	$(7,056)	$(1,053)	$(97)	(865)		$(9,071)
Basic net loss per common share	$(2.67)					$(3.39)
Diluted net loss per common share	$(2.67)					$(3.39)
Weighted average shares used in computing basic net loss per common share:	2,643,825			34,800	(3)	2,678,625
Weighted average shares used in computing diluted net loss per common share:	2,643,825			34,800	(3)	2,678,625

See the accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(Amounts in thousands)

Pro forma adjustments giving effect to the acquisition of Downtown as if the acquisition had occurred as of January 1, 2003 for the pro forma statements of operations are as follows:

(1)                                  To record additional amortization expense associated with intangible assets created as a result of the acquisition of Downtown as follows:

Intangible Assets	Gross Balance	Estimated Usefule Life	Annual Amortization	Pro Forma Amortization for the Nine Months ended September 30, 2004
Existing technology	2,600	5 years	$520	$390
In-process research and development	250	N/A
Existing customer relationships	1,500	5 years	300	225
Other intangibles	150	2-5 years	45	34
	4,500		$865	$649

(2)                                  Acquired in-process research in development charge related to the acquisition of Downtown.  This is a non-recurring item that is directly expensed at closing and accordingly is not included in the unaudited pro-forma condensed consolidated statement of operations.

(3)           To reflect the issuance of 34,800 shares of Company stock for the acquisition of Downtown.